[GRAPHIC OMITTED][GRAPHIC OMITTED]
ENZON
PHARMACEUTICALS                                           For Immediate Release
===============================================================================


PRESS RELEASE
                                             Contact: Craig Tooman
                                             EVP, Finance and Chief Financial
                                             Officer
                                             908-541-8777


                        ENZON REPORTS SOLID FIRST QUARTER
                New Corporate Strategy Begins to Deliver Results


Bridgewater, NJ - May 2, 2006 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2006. For the three months ended March 31, 2006, Enzon reported net income of $21.7 million or $0.50 per diluted share, as compared to a net loss of $(3.1) million or $(0.07) per diluted share for the three months ended March 31, 2005. The March 31, 2006 net income included an investment gain of $13.8 million from the sale of shares of Nektar Therapeutics, Inc. (Nektar) common stock originally acquired as part of a legal settlement in January 2002.

"The first quarter of 2006 was a very promising start for the year. The new management team is continuing to maximize the opportunities outlined in our strategic plan," said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. "As you can see, we experienced double digit sales growth for all of our products this quarter, with significant progress for ONCASPAR. This further supports our plans for reinvestment toward sustainable growth for the new Enzon."

Financial Results For the three months ended March 31, 2006, Enzon reported an adjusted net income of $7.9 million or $0.18 per diluted share, as compared to an adjusted net loss of $(2.1) million or $(0.05) per diluted share for the three months ended March 31, 2005.

Highlights from the quarter include:

     o Sales of ONCASPAR increased 16 percent compared to the three months ended March 31, 2005. The Company previously reported in November 2005 that an intravenous route of administration for ONCASPAR was approved by the U.S. Food and Drug Administration (FDA). In December 2005, Enzon announced it applied for FDA approval of ONCASPAR as a first-line treatment for acute lymphoblastic leukemia (ALL).

     o The Company has initiated a new clinical program for the use of ONCASPAR in treating Non-Hodgkin's Lymphoma (NHL) and solid tumors; the first trial will begin enrolling patients this summer, as previously reported.

     o The Company recorded a gain of $13.8 million and cash proceeds of $20.2 million as a result of sales of approximately one million shares of Nektar common stock as noted above.



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

Revenues

The following table reflects the revenues generated by product and segment for each of the three-month periods ended March 31, 2006 and 2005.

                                                               Three Months Ended
                                         --------------------------------------------------------------
                                                                (in thousands)
                                         ---------------------------------------------------------------
                                                March 31, 2006        March 31, 2005     % Change
                                         ---------------------- --------------------- ----------------
Products
  ONCASPAR                                              $6,416                $5,544        16
  DEPOCYT                                                2,080                 1,838        13
  ABELCET                                               10,466                 9,054        16
  ADAGEN                                                 5,313                 4,788        11
                                         ---------------------- --------------------- ----------------
Total Products                                          24,275                21,224        14

Royalties                                               17,248                13,630        27
Contract Manufacturing                                   3,206                 4,359       (26)

                                         ---------------------- --------------------- ----------------
Total Revenues                                         $44,729               $39,213        14
                                         ====================== ===================== ================


Products Segment

Products segment sales, comprised of sales of ONCASPAR, DEPOCYT, ABELCET, and ADAGEN, increased to $24.3 million for the three months ended March 31, 2006, from $21.2 million for the three months ended March 31, 2005. The improved sales are mainly attributable to an increase in volume for all products.

ONCASPAR sales grew to $6.4 million or 16 percent for the three months ended March 31, 2006, as compared to $5.5 million for the three months ended March 31, 2005. ONCASPAR is a PEG-enhanced version of the enzyme L-asparaginase used in combination with other chemotherapeutics to treat ALL. As previously reported, the Company has applied for first-line use of ONCASPAR for the treatment of ALL and anticipates the FDA will take action during the third quarter of 2006. In addition, Enzon recently initiated a new clinical program for ONCASPAR in NHL and solid tumors, and the first trial will begin enrolling patients this summer.

Sales of DEPOCYT, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, increased to $2.1 million or 13 percent for the three months ended March 31, 2006, as compared to $1.8 million for the three months ended March 31, 2005.

Sales of ABELCET in the U.S. and Canada for the three months ended March 31, 2006 were $10.5 million, up 16 percent as compared to $9.1 million for the three months ended March 31, 2005. The Company anticipates increased competition from new therapeutics entering the market later this year.




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

Sales of ADAGEN, an enzyme replacement therapy used to treat adenosine deaminase
(ADA) deficiency in patients with severe combined immunodeficiency disease, increased 11 percent to $5.3 million for the three months ended March 31, 2006, as compared to $4.8 million for the three months ended March 31, 2005. This market has a very small number of patients so quarter-to-quarter variability is not uncommon.


Royalties Segment

Revenues from the Company's Royalties segment for the three months ended March 31, 2006 were $17.2 million, as compared to $13.6 million for the three months ended March 31, 2005. This increase primarily represents revenue received on increased sales of a number of products that utilize the Company's proprietary PEGylation technology, including Schering-Plough's PEG-INTRON. The January 2005 launch of MACUGEN in the U.S. and the December 2004 launch of PEG-INTRON combination therapy in Japan contributed to the comparative increase in sales. The sales of these products were not yet fully reflected in the March quarter of 2005 due to the recent entry of these products into the associated markets. As previously announced, the Company expects competition for both PEG-INTRON combination therapy in Japan and MACUGEN to increase later this year.

Contract Manufacturing Segment

The Company's revenues from its Contract Manufacturing segment were $3.2 million for the three months ended March 31, 2006, as compared to $4.4 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for a number of customers who require injectable products, such as ABELCET for markets outside of Canada and the U.S. The decrease in revenue was mainly attributable to the timing of availability of raw materials from a third party, which delayed the production and resulting revenues of one of the products Enzon manufactures.

Research and Development

The Company's research and development expenses were $7.0 million for the three months ended March 31, 2006, as compared to $12.7 million for the three months ended March 31, 2005. The Company's research and development expenses for the three months ended March 31, 2005 included a non-recurring charge of $5.0 million related to the termination of the development and commercialization partnership for MARQIBO with Inex Pharmaceuticals. Enzon is committed to investing in research and development as it advances its objective of delivering long-term value, including reinforcing its position as a scientific leader in PEGylation through its Customized Linker Technology(TM) platforms and rebuilding its development pipeline.

Selling, General and Administrative

Selling, general and administrative expenses increased to $15.8 million for the three months ended March 31, 2006, as compared to $13.7 million for the three months ended March 31, 2005. The increase is mainly due to salaries and benefits, finance, accounting and legal fees. The Company will continue to invest in new selling, marketing, and other initiatives to further its objective of delivering long-term value, including improving its top-line performance by investing in its commercial operations.




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

Amortization of Acquired Intangible Assets

Amortization expense decreased by $3.1 million to $0.2 million for the three months ended March 31, 2006, as compared to $3.3 million for the three months ended March 31, 2005. This improvement was due to the impairment write-down of ABELCET-related intangible assets recorded in the quarter ended December 2005.

Other Income (Expense)

Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other income of $10.7 million for the three months ended March 31, 2006, as compared to other expense of $5.4 million in the same period in the prior year. The improvement resulted primarily from the gain of $13.8 million from the sale of Nektar shares.

Income Taxes

For the three months ended March 31, 2006, the Company recognized a nominal amount of state and Canadian tax, whereas in the quarter ended March 31, 2005, a tax benefit of $1.8 million was recognized using a 37 percent effective tax rate. For 2006, the estimated effective annual U.S. income tax rate is zero due to the uncertainty around the Company's ability to utilize its net operating loss carryforwards.

Cash and Investments

Total cash reserves decreased to $213.8 million as of March 31, 2006, as compared to $226.6 million as of December 31, 2005. The net decrease in cash reserves was the result of a $35.0 million payment to Sanofi-Aventis related to the previously announced reduction of the royalty rates that the Company pays on ONCASPAR sales. This was offset, in part, by a cash inflow of $20.2 million in proceeds from the sale of Nektar shares. Cash reserves include cash, cash equivalents, short-term investments, and marketable securities.





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

Reconciliation of GAAP net income (loss) to adjusted net income (loss)

The following  table  reconciles  the Company's net income (loss) and net income
(loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income (loss) and net income (loss) per diluted share for the three months ended March 31, 2006 and 2005:

                                                                         Three Months Ended
                                                              (in thousands, except per-share amounts)
                                                    -----------------------------------------------------------
                                                         March 31, 2006                  March 31, 2005
                                                    ---------------------------    ----------------------------
                                                                   Net income
                                                                       per                           Net
                                                                     diluted                       loss per
                                                        Net           share            Net      diluted share
                                                       income                         loss
                                                    -------------- ------------    ------------ ---------------
GAAP net income (loss)                                 $21,708        $0.50          $(3,125)        $(0.07)
Adjustments to GAAP net loss:
  Investment gain related to the sale of Nektar
    common stock (1)                                   (13,844)       (0.32)              -              -
  Loss related to the sale of NPS common stock,
    net of tax (2)                                           -           -               983           0.02
                                                    -------------- ------------    ------------ ---------------
Adjusted net income (loss) (3)                          $7,864        $0.18          $(2,142)        $(0.05)
                                                    ============== ============    ============ ===============

(1) The Company's adjusted financial results for the first quarter of 2006 exclude a gain related to the sale of approximately 1.0 million shares of Nektar common stock.

(2) The Company's adjusted financial results for the first quarter of 2005 exclude a pretax realized loss of $4.0 million and an offsetting unrealized gain of $2.4 million related to a financial instrument the Company formed to reduce its investment risk associated with 1.5 million shares of NPS Pharmaceuticals, Inc. (NPS) common stock received in June 2003. The Company received the common stock under a merger termination agreement with NPS.

(3) Adjusted net income (loss) and adjusted net income (loss) per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors' understanding of its performance is enhanced by disclosing adjusted net income
(loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the company deems to be non-recurring.



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

Conference Call and Webcast

Enzon will be hosting a conference call today, May 2, 2006 at 4:30 p.m. E.D.T. All interested parties may access the call by using the following information:

                  Domestic Dial-In Number:           (800) 762-4885
                  International Dial-In Number:      (480) 248-5089
                  Access Code:                             827825


Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a telephone rebroadcast will be available following the call from May 2, 2006, at approximately 9:45 p.m. E.D.T. This rebroadcast will end on May 9, 2006, at approximately 11:59 p.m. E.D.T. The rebroadcast may be accessed using the following information:

                  Domestic Dial-In Number:           (800) 475-6701
                  International Dial-In Number:      (320) 365-3844
                  Access Code:                          827825

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon's specialized sales force markets ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R) in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a Customized Linker TechnologyTM PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon also utilizes contract manufacturing opportunities to broaden its revenue base and enhance its organizational productivity. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should", "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Among the factors that could cause actual results, events or developments to differ materially are decisions by regulatory authorities regarding whether and when to approve our regulatory applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of Enzon's products. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our transition report on Form 10-K for the six-month period ended December 31, 2005. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon undertakes no duty to update this information.

                       (Financial information to follow)

                                   Enzon Pharmaceuticals, Inc. and Subsidiaries
                                       Consolidated Statements of Operations
                                    Three Months ended March 31, 2006 and 2005
                                       (In thousands, except per share data)
                                                    (Unaudited)

                                                                                    March 31,                  March 31,
                                                                                      2006                       2005
                                                                               ---------------------    ----------------------
Revenues:
  Product sales, net                                                                         $24,275                   $21,224
  Royalties                                                                                   17,248                    13,630
  Contract manufacturing                                                                       3,206                     4,359
                                                                                     ---------------          ----------------
    Total revenues                                                                           44,729                    39,213
                                                                                     ---------------          ----------------

Costs and expenses:
  Cost of product sales and contract manufacturing                                           10,549                     9,024
  Research and development                                                                    7,003                    12,665
  Selling, general and administrative                                                        15,838                    13,658
  Amortization of acquired intangible assets                                                    189                     3,339
                                                                                     ---------------          ----------------
     Total costs and expenses                                                                33,579                    38,686
                                                                                     ---------------          ----------------

Operating income                                                                             11,150                        527
                                                                                     ---------------          ----------------

Other income (expense):
  Investment income, net                                                                      15,816                     1,116
  Interest expense                                                                            (4,881)                   (4,957)
  Other, net                                                                                    (241)                   (1,572)
                                                                                     ---------------          ----------------
                                                                                              10,694                    (5,413)
                                                                                     ---------------          ----------------
Income (loss) before income tax provision (benefit)                                           21,844                    (4,886)
Income tax provision (benefit)                                                                   136                    (1,761)
                                                                                     ---------------           ---------------
Net income (loss)                                                                            $21,708                   $(3,125)
                                                                                     ===============           ===============

Earnings (loss) per common share - basic                                                       $0.50                    $(0.07)
                                                                                     ===============           ===============
Earnings (loss) per common share - diluted                                                     $0.50                    $(0.07)
                                                                                     ===============           ===============
Weighted average shares - basic                                                               43,524                    43,490
                                                                                     ===============           ===============
Weighted average shares - diluted                                                             43,524                    43,490
                                                                                     ===============          ================
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

                                   Enzon Pharmaceuticals, Inc. and Subsidiaries
                                       Condensed Consolidated Balance Sheets
                                       March 31, 2006 and December 31, 2005
                                                  (In thousands)
                                                    (Unaudited)

                                                                March 31,     December 31, 2005
                                                                  2006
                                                             -------------- -------------------

Assets
Current assets:
  Cash and short-term investments                                 $154,306            $164,518
  Accounts receivable, net                                          14,035              14,087
  Inventories                                                       16,991              16,014
  Other current assets                                               7,340              12,596
                                                             -------------- -------------------
     Total current assets                                          192,672             207,215
                                                             -------------- -------------------
Property and equipment, net                                         35,008              34,978
                                                             -------------- -------------------
Other assets:
  Marketable securities                                             59,515              62,059
  Amortizable intangible assets, net                                67,131              34,154
  Other long-term assets                                             2,490               2,939
                                                             -------------- -------------------
                                                                   129,136              99,152
                                                             -------------- -------------------
     Total assets                                                 $356,816            $341,345
                                                             ============== ===================

Liabilities and Stockholders' Deficit
Current and other liabilities                                      $24,139             $31,315
Notes payable                                                      394,000             394,000
Stockholders' deficit                                             (61,323)            (83,970)
                                                             -------------- -------------------
     Total liabilities and stockholders' deficit                  $356,816            $341,345
                                                             ============== ===================
Common shares outstanding                                           43,747              43,787
                                                             ============== ===================

                                                       # # #
